NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS RESULTS FOR FIRST QUARTER

Comparable store sales have now increased 19 out of the past 20 quarters

Sunbury, PA (May 3, 2019) – Weis Markets, Inc. (NYSE:WMK) today reported the Company’s sales increased 0.1 percent to $876.7 million during the thirteen-week period ended March 30, 2019, compared to the same period in 2018, while first quarter comparable store sales, adjusted for the holiday shift, increased 1.4 percent.

The Company’s 2018 first quarter sales benefited from the Easter holiday shift, since the Easter sales week fell on the last week of last year’s first quarter and the slow selling week afterwards fell in the second quarter last year.  This year both weeks will fall in the second quarter.  Management estimates the incremental holiday sales impact for comparative purposes was approximately $9.7 million and has excluded it from the 2018 comparable store sales total.

The Company’s first quarter net income declined 11.7 percent to $14.3 million compared to $16.2 million in 2018, while earnings per share totaled $0.53 compared to $0.60 per share for the same period in 2018.

The Company attributed its first quarter sales and comparable store sales increases to the launch of its Low, Low Price program which offers price reductions on 7,000 private brand items, an increased number of winter weather events compared to 2018 and the expansion of its Weis 2 Go online ordering service with in-store pick-up and home delivery.

During the quarter, its gross profit rates were impacted by declining retails and costs in fuel as well as produce and dairy commodities. Pharmacy gross profits were negatively affected by recent changes in industry practices.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 200 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter — 2019
(Unaudited)

	13 Weeks Ended		Increase
	March 30, 2019	March 31, 2018	(Decrease)
Net sales	$876,718,000	$876,106,000	0.1%

Income from operations	15,979,000	22,839,000	(30.0)%

Income before income taxes	$18,874,000	$22,307,000	(15.4)%
Provision for income taxes	4,570,000	6,116,000	(25.3)%
Net income	$14,304,000	$16,191,000	(11.7)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.53	$0.60	$(0.07)